CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Milestone Funds - Treasury Obligations Portfolio:

We consent to the incorporation by reference in Post-Effective Amendment No. 17 to Registration Statement No. 33-81574 on Form N-1A of our report dated January 25, 2006, relating to the financial statements of The Milestone Funds - Treasury Obligations Portfolio,  appearing in the Annual Report to Shareholders of The Milestone Funds - Treasury Obligations Portfolio, for the year ended November 30, 2005, which is incorporated by reference in the Statement of Additional Information, which is incorporated by reference in the Prospectuses, both of which are parts of such Registration Statement, and to the references to us under the captions "Financial Highlights" in the Prospectuses and "Management of the Portfolio - Independent Registered Public Accounting Firm" in the Statement of Additional Information.

New York, New York

March 24, 2006